FOR IMMEDIATE RELEASE

Encorium Group, Inc. Appoints Sari Laitinen to Board of Directors

Berwyn, PA -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced that it has appointed Sari Laitinen to its Board of Directors effective November 7, 2009. Ms. Laitinen, age 43, will replace Jyrki Mattila who has rendered his resignation from the Company's Board of Directors, effective immediately. Ms. Laitinen will serve as the Chair of the Nominating Committee and as a member of the Audit and Executive Compensation Committees. With the appointment of Ms. Laitinen, Encorium's Board of Directors will remain at five members and will consist of a majority of independent directors.

Ms. Laitinen is the founder and owner of Sari Laitinen, US Legal Counsel, a US legal services firm established in 2006 in Espoo, Finland. Prior to 2006, Ms. Laitinen served as Director, US Capital Markets, with Ernst & Young Oy based in Helsinki, Finland. From 1999 until 2004 Ms. Laitinen was an attorney at the Corporate Finance and Securities Practice Group of Robins, Kaplan, Miller & Ciresi L.L.P. where she was elected partner in 2002. Ms. Laitinen was also previously an attorney with Lindquist & Vennum LLP in Minneapolis, MN and King & Spalding in Atlanta, GA. Ms. Laitinen serves on the Board of Directors of Oy Free Drop Innovations Ltd, a privately owned golf technology company in Espoo, Finland. Ms. Laitinen received her B.A. and Juris Doctor degrees from the Hamline University, St. Paul, MN and is licensed to practice law in two US states. She has also written a book on legal risk management in the US.

“We are very pleased to be able to add someone of Ms. Laitinen’s caliber to our Board of Directors,” commented Dr. Kai Lindevall, executive chairman. “Her significant legal and capital markets expertise both in the US and in Finland will be very beneficial to Encorium and we look forward to benefitting from her strategic counsel.”

Dr. Lindevall added, “I would also like to thank Jyrki Matilla for his years of service to Encorium.”

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that we may not have sufficient funds to operate our business; (ii) our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; and (xiii) uncertainties regarding the availability of additional capital and continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" in the Company Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2009 for a more complete discussion of factors which could cause our actual results and financial position to change.

CONTACT: Encorium Group, Inc. Philip L. Calamia, Chief Financial Officer 610-989-4208 www.encorium.com